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INFOUSA INC.
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
May 16, 2006
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
ANTHONY KREIS — MANAGER OF FINANCIAL ANALYSIS
& INVESTOR RELATIONS
Phone: (402) 593-4500
infoUSA CALLS ISS RECOMMENDATION “ABSURD”
Company Urges Shareholders to Vote FOR its Director Nominees
and AGAINST Shareholder Proposal #2
Omaha, Neb. — May 16, 2006 — infoUSA (Nasdaq:IUSA) today issued the following statement in response to the recommendation by Institutional Shareholder Services (ISS) regarding the election of directors and shareholder proposal #2 at the Company’s May 26, 2006 Annual Meeting of Shareholders:
infoUSA believes that the recommendations made by ISS are absurd and contrary to the interests of the Company’s shareholders.
The ISS report recommends that shareholders apply a “lower” standard and disregard the dissident nominees’ lack of a strategic plan and lack of relevant knowledge or experience because, if elected, the dissident nominees would only comprise one third of the infoUSA Board of Directors. This conclusion, which would lower the caliber of the Board, makes absolutely no business sense.
At infoUSA we believe each and every Director on the Board should bring distinct knowledge and experience. We do not believe that having a significant portion of the Board comprised of unqualified directors is in the best interest of infoUSA shareholders.
We are shocked and dismayed that ISS, which promotes itself as the nation’s leading corporate governance and proxy advisory service, can recommend that infoUSA shareholders vote for proposal #2. This contradicts ISS’ own published assertion that, “substantial share ownership enhances the credibility of director nominees.” The proposed amendment, which is clearly intended to prohibit the Company’s largest shareholder from serving on the Board of Directors for at least three years, is nonsense.
infoUSA believes that the best guardians of shareholder value have personal and financial interests that are aligned with shareholders. Mr. Gupta, the founder of infoUSA is the Company’s largest shareholder. He and his family have a huge portion of their net worth invested in infoUSA. Dr. Haddix and Dr. Raval have each made personally significant financial investments in the Company as well. Each of our nominees brings an owner-orientation to the Board which is invaluable.
“Where your treasure is, there will your heart be also.”
We urge all shareholders to dismiss the ISS recommendation and vote FOR our nominees by signing, dating and returning the Company’s WHITE proxy card today and to vote AGAINST shareholder proposal #2.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.